                                                                    Exhibit 12.1

                              MERITAGE CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (In Thousands, Except Ratio of Earnings to Fixed Charges)

                                                                                                                   Three Months
                                                                           Years ended December 31,               ended March 31,
                                                            ---------------------------------------------------  ------------------
                                                               2002       2001       2000      1999      1998      2003      2002
                                                            ---------------------------------------------------  --------  --------
 COMPUTATION OF EARNINGS:

     Earnings before income taxes and extraordinary items   $113,544   $ 83,336   $ 56,762   $32,215   $30,500   $25,606   $14,043

     Add: fixed charges                                       23,550     18,221     11,528     7,678     4,739     6,843     5,393
     Add: amortization of capitalized interest                19,259     13,303      9,171     5,036     3,619     4,031     3,374
     Less: interest capitalized                              (19,294)   (16,623)   (10,626)   (7,025)   (3,711)   (5,662)   (4,553)

                                                            ---------------------------------------------------  --------  --------
     EARNINGS, AS ADJUSTED:                                 $137,059   $ 98,237   $ 66,835   $37,904   $35,147   $30,818   $18,257
                                                            ===================================================  ========  ========

 COMPUTATION OF FIXED CHARGES:

     Interest expense, including amortization of deferred
          debt costs                                        $    525   $    348   $     98   $    96   $   490   $   236   $   131
     Interest portion of rent expense (1)                      3,731      1,250        804       557       538       945       709
     Capitalized interest                                     19,294     16,623     10,626     7,025     3,711     5,662     4,553

                                                            ---------------------------------------------------  --------  --------
     TOTAL FIXED CHARGES:                                   $ 23,550   $ 18,221   $ 11,528   $ 7,678   $ 4,739   $ 6,843   $ 5,393
                                                            ===================================================  ========  ========

 RATIO OF EARNINGS TO FIXED CHARGES:                            5.82x      5.39x      5.80x     4.94x     7.42x     4.50x     3.39x
                                                            ===================================================  ========  ========


(1) Represents 50% of rental expense